Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Virginia Premium Income Municipal Fund

811-07490

A special meeting of shareholders was held in the offices of Nuveen Investments on April 5, 2012; at this meeting the shareholders were asked to vote on the approval of the issuance of additional common shares and the approval of an Agreement and Plan of Reorganization. The special meeting was subsequently adjourned to May 17 and June 22, 2012.

Voting results for the special meeting are as follows:

<c> Common and Preferred Shares voting
together as a class
<c>  Preferred Shares
To approve the Agreement and Plan of
Reorganization.


   For
            8,389,368
            3,104,456
   Against
               297,102
               142,889
   Abstain
               231,692
                 68,900
      Total
            8,918,162
            3,316,245



To approve the issuance of additional
common shares.


   For
            8,290,084
                         -
   Against
               347,755
                         -
   Abstain
               280,323
                         -
      Total
            8,918,162
                         -



Proxy materials for the special meeting are herein incorporated by reference to the SEC filing on January 24, 2012, under Conformed Submission Type N 14 8C/A, accession number 0001193125-12-021957.